TeleCommunication Systems Reports Third Quarter 2009 Results

Revenue Up 27% Year-Over-Year to $71.6M; Net Income Up 97% Year-Over-Year to $5.4M or $0.10 per Diluted Share and EBITDA Up 125% to $13.3M or $0.25 per Diluted Share

ANNAPOLIS, MD -- (Marketwire - October 29, 2009) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a leading provider of mission-critical wireless communications technology, reported results for the third quarter ended September 30, 2009.

Third Quarter 2009 Results

  Revenue was $71.6 million, an increase of 27% from $56.5 million in the third quarter of 2008.

  EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter was $13.3 million or $0.25 per diluted share, up 125% from $5.9 million or $0.12 per diluted share, in the same year ago quarter (see discussion about the presentation of EBITDA below).

  Pre-tax income was $9 million or $0.17 per diluted share, an increase of 210% from $2.9 million or $0.06 per diluted share in the third quarter of 2008.

  Net income after a 39% tax provision in Q3 2009 was $5.4 million or $0.10 per diluted share, up 97% from $2.8 million or $0.06 per diluted share in the same year ago quarter. There was no material tax provision in the third quarter of 2008. Year-to-date 2008 net income included a second quarter patent sale and did not include an income tax provision.

Summary of Reported Income (unaudited)

                                                      Three months ended
                                                         September 30
                                                    ----------  ----------
                                                       2009        2008
                                                    ----------  ----------
Revenue:                                            $   71,609  $   56,531
                                                    ----------  ----------
Income:
EBITDA (see accompanying reconciliation)            $   13,288  $    5,903
Noncash charges                                         (3,937)     (2,971)
                                                    ----------  ----------
Income from operations                                   9,351       2,932
Other income/(expense)                                    (344)        (61)
Tax provision                                           (3,596)       (114)
                                                    ----------  ----------
Net Income                                          $    5,411  $    2,757
                                                    ==========  ==========
Income per diluted share
EBITDA (see accompanying reconciliation)            $     0.25  $     0.12
Noncash charges                                          (0.07)      (0.06)
                                                    ----------  ----------
Income from operations                                    0.18        0.06
Other income/(expense)                                   (0.01)      (0.00)
Tax provision                                            (0.07)      (0.00)
                                                    ----------  ----------
Net Income                                          $     0.10  $     0.06
                                                    ==========  ==========
Shares used in calculation - Diluted                    52,862      49,218
                                                    ==========  ==========

Management Commentary

"This was the highest third quarter revenue and profit in our company's history," said Maurice B. Tosé, TCS chairman and CEO. "The company's results continue to reflect traction across the board. In the commercial segment, text messaging and location based applications volume growth, and growth in VoIP E9-1-1 including deals with leading cable multi-system operator customers, produced higher revenue and profit. In the government segment, revenue from services contracts for secure network communications technology work grew 23% in the third quarter year-over-year and 75% year-to-date, yielding smoother earnings contributions and improved operating margins, as the scale of the segment has grown to average nearly $40 million of revenue per quarter.

"The company has filed a shelf registration statement which became effective in the third quarter. Net proceeds from the sale of any securities pursuant to the shelf registration statement may be used for general corporate purposes, including working capital, as well as the repayment or refinancing of indebtedness or the acquisition of complementary products or companies."

Third Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

                            Three months ended September 30
              -------------------------------------------------------------
                      2009                 2008           Incr. (Decr.)
              -------------------  -------------------  -------------------
              Coml.  Govt.  Total  Coml.  Govt.  Total  Coml.  Govt.  Total
              -----  -----  -----  -----  -----  -----  ------ -----  -----
Revenue
 ($millions)
  Services    $23.6  $15.7  $39.3  $15.7  $ 9.2  $24.9  $  7.9 $ 6.5  $14.4
  Systems       9.5   22.8   32.3    7.0   24.6   31.6     2.5  (1.8)   0.7
              -----  -----  -----  -----  -----  -----  ------ -----  -----
    Total
     revenue  $33.1  $38.5  $71.6  $22.7  $33.8  $56.5  $ 10.4 $ 4.7  $15.1
              =====  =====  =====  =====  =====  =====  ====== =====  =====

Gross profit
 ($millions)
  Gross profit-
   services   $14.8  $ 3.2  $18.0  $ 7.6  $ 1.9  $ 9.5  $  7.2 $ 1.3  $ 8.5
    As % of
     rev         63%    20%    46%    48%    21%    38%
  Gross profit-
   systems      7.0    3.2   10.2    4.5    3.5    8.0     2.5  (0.3)   2.2
    As % of
     rev         74%    14%    32%    64%    14%    25%
              -----  -----  -----  -----  -----  -----  ------ -----  -----
   Total Gross
    Profit    $21.8  $ 6.4  $28.2  $12.1  $ 5.4  $17.5  $  9.7 $ 1.0  $10.7
              =====  =====  =====  =====  =====  =====  ====== =====  =====
    As % of
     rev         66%    17%    39%    53%    16%    31%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue was a record $33.1 million, up 46% from the same year-ago quarter, and gross profit was up 80% to a record $21.8 million. Services revenue growth includes higher revenue from maintenance on the cumulative installed base of our software in carrier systems, from hosted E9-1-1 services, and from location-based applications downloadable by wireless subscribers, including applications acquired via our May 2009 acquisition of the assets of LocationLogic. Commercial systems revenue was up 36% year-over-year to $9.5 million, mainly reflecting continuing growth in demand for wireless short text messaging.

Commercial segment gross profit was $21.8 million or 66% of commercial revenue, up from $12.1 million and 53% a year ago. The higher gross profit reflects more license sales in the segment mix, and inclusion of LocationLogic subscriber-based service revenue for a full quarter.

Government Segment Revenue and Gross Profit:

Revenue from government customers for the quarter was $38.5 million, up 14% from the same year-ago quarter. Services revenue of $15.7 million was up $6.5 million or 71% over the third quarter of 2008, while systems sales were down $1.8 million or 7% over the year-ago quarter, reflecting the timing of shipments.

Gross profit from government customers was $6.4 million in the third quarter of 2009, up 19% from same year-ago quarter. Gross profit as a percentage of government segment revenue was 17%, up 1% from the same year-ago quarter.

Operating Costs and Expenses:

R&D: Third quarter 2009 R&D expense was $5.8 million (8% of revenue), up $2 million from $3.8 million (7% of revenue) in the third quarter of 2008. Investments included continued work on location platform, telematics and wireless location-based applications, VoIP and wireless E9-1-1, text messaging and deployable satcom technology.

SG&A: Third quarter 2009 selling, general and administrative expense was $11.2 million (16% of revenue), up from $9.2 million (16% of revenue) in the third quarter of 2008, largely due to the addition of the LocationLogic team for the full quarter. Direct and variable sales and marketing programs have been increased for both the commercial and government business segments. Higher year over year G&A expenditures reflect investments for process control, legal and professional costs associated with protection and monetization of intellectual property, and accruals for variable compensation based mainly on profit and growth performance metrics.

Noncash charges: Total non-cash charges to operating profit were $3.9 million in the third quarter of 2009 versus $3 million in the same year-ago quarter, due mainly to higher amortization of acquired intangibles as a result of the second quarter 2009 purchase of LocationLogic.

Income from Operations:

Income from operations was $9 million for the third quarter of 2009, up 210% from $2.9 million in the same year-ago quarter.

Income Taxes:

The company recorded a $3.6 million provision for income taxes against pre-tax income for the third quarter of 2009, representing an effective tax rate of approximately 39%. In the third quarter of 2008, which was prior to the year-end reversal of the deferred tax asset reserve, the only tax provision was $0.1 million for alternative minimum taxes.

Net Income:

Net income for the third quarter was $5.4 million or $0.10 per diluted share, compared to net income of $2.8 million or $0.06 per diluted share in the third quarter of 2008. The increase in the diluted share count from 49.3 million shares for the third quarter of 2008 to 52.9 million for the third quarter of 2009 mainly reflects the issuance of 1.4 million shares during the second quarter for the LocationLogic acquisition, the fourth quarter 2008 exercise of 1.05 million investor warrants and third quarter 2009 exercise of 0.7 million remaining investor warrants, and the impact of a higher stock price on the number of in-the-money employee stock options.

Liquidity and Capital Resources:

At September 30, 2009, TCS had $79.3 million of cash and equivalents, compared to $59 million at the end of last quarter. Funds were generated in the third quarter from $13.3 million in EBITDA, a $6.6 million decrease in working capital, $2.5 million proceeds from exercise of warrants and employee stock options, and $0.9 million from new lease financing of fixed asset purchases. Uses of cash during the quarter were $1.2 million for capital expenditures including software development, and $1.8 million for scheduled debt principal payments. The company had approximately $28 million of unused borrowing availability under its lines of credit at quarter end.

Intellectual Property:

TCS was issued three patents during the third quarter which brought the total patent portfolio to 90 patents and over 270 patent applications in the U.S. and abroad. The company continued efforts to monetize its patents through licensing and other arrangements, and to use them to position the company for competitive advantages.

Backlog:

                                          New Orders/
                               6/30/2009  Acquisitions  Revenue  9/30/2009
                               ---------- ------------  -------  ----------
Funded Contract Backlog ($mil)
Commercial                     $    102.5 $       21.2  $ (33.1) $     90.6
Government                     $     62.7 $       84.7  $ (38.5) $    108.9
                               ---------- ------------  -------  ----------
Total Funded Contract Backlog  $    165.2 $      105.9  $ (71.6) $    199.5
Customer Options               $    241.0 $       (1.6) $     -  $    239.4
                               ---------- ------------  -------  ----------
Total Backlog                  $    406.2 $      104.3  $ (71.6) $    438.9
                               ========== ============  =======  ==========

Funded contract backlog on September 30, 2009 was approximately $200 million of which the company expects to recognize approximately $158 million in the next twelve months. Total backlog was approximately $439 million at the end of the third quarter of 2009. Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services is computed by multiplying the most recent month's recurring revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. Company backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

                                                       Three months ended
GAAP to non-GAAP Reconciliation                           September 30
                                                      ---------- ----------
  (amounts in thousands)                                2009       2008
                                                      ---------- ----------
Consolidated Statement of Operations Reconciliation       (unaudited)
Net income on a GAAP basis                            $    5,411 $    2,757
  Depreciation and amortization of property and
   equipment                                               1,571      1,474
  Amortization of stock-based compensation                 1,363        900
  Interest, financing, and other costs                       344         61
  Amortization of software development costs                 781        560
  Amortization of acquired intangible assets                 222         37
  Provision for income taxes                               3,596        114
                                                      ---------- ----------
EBITDA from continuing operations                     $   13,288 $    5,903
                                                      ========== ==========

Consolidated Statement of Operations Reconciliation
 per Share-Diluted
Net Income (loss) per share on a GAAP basis           $     0.10 $     0.06
  Depreciation and amortization of property and
   equipment                                                0.03       0.03
  Amortization of stock-based compensation                  0.03       0.02
  Interest, financing, and other costs                      0.01       0.00
  Amortization of software development costs                0.01       0.01
  Amortization of acquired intangible assets                0.00       0.00
  Provision for income taxes                                0.07       0.00
                                                      ---------- ----------
EBITDA from continuing operations                     $     0.25 $     0.12
                                                      ========== ==========

Shares used in calculation - Diluted                      52,862     49,218
                                                      ========== ==========

Conference Call

TCS will hold a conference call later today (Thursday, October 29, 2009) to discuss these third quarter 2009 financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-800-862-9098
International: 1-785-424-1051
Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until November 29, 2009:

Toll-free replay number: 1-800-677-6124
International replay number: 1-402-220-0664
(No passcode required)

About TeleCommunication Systems

TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) engineers and delivers highly reliable wireless communications technology. TCS is a leader in wireless text messaging and location-based technology, including E9-1-1 services and commercial applications like navigation that use the precise location of a wireless device, and secure satellite-based communications systems and services. Customers include leading wireless and VoIP carriers around the world, cable MSOs, automotive telematics vendors, and agencies of the U.S. Departments of Defense, State, and Homeland Security. TCS is one of six primary vendors on a $5 billion Army Worldwide Satellite Systems Contract vehicle. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect,'' "intend," "anticipate,'' and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) are made by Mr. Tosé generally, including that the Company's results reflect traction across the board, and potential uses for proceeds from the sale of any securities under the Company's effective shelf registration (b) there is continuing growth in demand for wireless short text messaging, (c) the Company's continued efforts to monetize its patent will be successful and that the Company will be able to use these efforts to have a competitive advantage and,(d) the Company's assumptions regarding the backlog are accurate.

Additional risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for TCS products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, (viii) not incur substantial costs from product liability claims relating to its software, and (ix) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                September 30, December 31,
                                                    2009          2008
                                                ------------- -------------
                                                 (Unaudited)
Assets
  Current assets:
    Cash and cash equivalents                   $      79,296 $      38,977
    Accounts receivable, net                           42,583        61,827
    Unbilled receivables                               22,860        21,797
    Inventory                                           8,879         2,715
    Investment in marketable securities                    60            78
    Deferred income tax benefit                         9,736         9,736
    Deferred costs and other current assets             4,161         3,791
                                                ------------- -------------
        Total current assets                          167,575       138,921

  Property and equipment, net                          15,228        12,391
  Software development costs, net                       9,450         2,773
  Acquired intangible assets, net                       3,883           562
  Goodwill                                             13,377         1,813
  Defered income tax benefit                           14,322        24,309
  Other assets                                          3,929         1,190
                                                ------------- -------------
        Total assets                            $     227,764 $     181,959
                                                ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses       $      38,854 $      51,588
    Deferred revenue                                    9,683         4,349
    Current portion of capital leases and notes
     payable                                            6,739         3,837
                                                ------------- -------------
        Total current liabilities                      55,276        59,774

  Capital leases and notes payable, less
   current portion, and other long term debt           21,920         7,913

  Total stockholders' equity                          150,568       114,272
                                                ------------- -------------
        Total liabilities and stockholders'
         equity                                 $     227,764 $     181,959
                                                ============= =============

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                 Three months ended     Nine months ended
                                    September 30,         September 30,
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)
Revenue
  Services                      $  39,300  $  24,902  $ 104,518  $  72,002
  Systems                          32,309     31,629    104,728     68,853
                                ---------  ---------  ---------  ---------
      Total revenue                71,609     56,531    209,246    140,855
Direct costs of revenue
  Direct cost of services
   revenue                         21,245     15,486     58,434     43,323
  Direct cost of systems           22,153     23,588     67,307     41,299
                                ---------  ---------  ---------  ---------
      Total direct cost of
       revenue                     43,398     39,074    125,741     84,622
  Services gross profit            18,055      9,416     46,084     28,679
    As a % of revenue                  46%        38%        44%        40%
  Systems gross profit             10,156      8,041     37,421     27,554
    As a % of revenue                  31%        25%        36%        40%
                                ---------  ---------  ---------  ---------
      Total gross profit           28,211     17,457     83,505     56,233
        Total gross profit as a
         % of revenue                  39%        31%        40%        40%
Operating costs and expenses
  Research and development
   expense                          5,823      3,815     15,612     11,838
  Sales and marketing expense       3,579      3,128     11,742      9,822
  General and administrative
   expense                          7,665      6,071     22,955     17,386
  Depreciation and amortization
   of property and equipment        1,571      1,474      4,459      4,470
  Amortization of acquired
   intangible assets                  222         37        381        111
                                ---------  ---------  ---------  ---------
    Total operating costs and
     expenses                      18,860     14,525     55,149     43,627
                                ---------  ---------  ---------  ---------
  Gain on sale of patent                -          -          -      8,060
                                ---------  ---------  ---------  ---------
Income from operations              9,351      2,932     28,356     20,666
Cash interest expense                (371)      (205)      (784)      (734)
Amortization debt issuance
 expenses                             (16)       (27)       (74)      (173)
Other income/(expense), net            43        171        327       (105)
                                ---------  ---------  ---------  ---------
Income before income taxes          9,007      2,871     27,825     19,654
Provision for income taxes         (3,596)      (114)   (10,941)      (314)
                                ---------  ---------  ---------  ---------
Net income                      $   5,411  $   2,757  $  16,884  $  19,340
                                =========  =========  =========  =========
Net income per share-basic      $    0.11  $    0.06  $    0.36  $    0.45
                                =========  =========  =========  =========
Net income per share-diluted    $    0.10  $    0.06  $    0.33  $    0.42
                                =========  =========  =========  =========
Weighted average shares
 outstanding-basic                 48,233     43,312     46,865     42,693
                                =========  =========  =========  =========
Weighted average shares
 outstanding-diluted               52,862     49,218     51,804     46,223
                                =========  =========  =========  =========

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com